RBSM LLP
Accountants & Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 16, 2019 in this Registration Statement of SRAX, Inc. (f/k/a Social Reality, Inc.) on Form S-3, with respect to our audits of the consolidated financial statements of SRAX, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 which report appears Company's Annual Report on Form 10-K for the year ended December 31, 2018, dated April 16, 2019, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading "Experts" in this Registration Statement.

/s/ RBSM LLP

New York, NY
November 27, 2019